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EXHIBIT 17.3

WHITE & CASE LLP                        Kandabashi Park Building
White & Case Law Offices                19-1, Kanda-nishikicho 1-chome
(Registered Association)                Chiyoda-ku, Tokyo 101-0054, Japan
                                        Tel +81 3 3259 0200
                                        Fax +81 3 3259 0150
                                        www.whitecase.com


                                                April 21, 2009

PPOL, Inc.
Mr. Masao Yamamoto
Chief Executive Officer
13070 Bristol Street, Suite 440
Costa Mesa, California 92626


     Re: Registration Statement etc. regarding secondary offerings of securities

     As explained before, we were advised by Kanto Regional Financial Bureau (Kanto Zaimukyoku, the "KFB") on February 6, 2009 that PPOL is not a company which is required to submit securities registration ("yukashoken todokede sho" in Japanese, "Registration Statement") regarding transfer of shares or secondary offerings, pursuant to Article 4 of the Japanese Financial Instrument Exchange Law ("Kinyushohin Torihiki Ho", Law No. 25, 1948. the " Current FIEL") because PPOL is not the one who transferred shares or conducted secondary offering(s), therefore PPOL does not have obligation of subsequent reporting, including securities reports ("yukashoken hokoku sho" in Japanese, "Securities Report"), pursuant to Article 24 of the Current FIEL. This interpretation is contrary to our understanding that, according to Article 4 of the Current FIEL, PPOL as an issuer has an obligation for submission of a Registration Statement. Please also note that this KFB officer's advice is not legally binding.

     In this connection, generally speaking, the Current FIEL ("Kinyushohin Torihiki Ho") became effective in September 30, 2007 and the previous FIEL ("Shoken Torihiki Ho", the "Previous FIEL") applies to acts before September 30, 2007. Therefore the Previous FIEL would apply to the PPOL secondary offerings. However even in that case, the above would apply because the issue is whether or not PPOL, as an issuer, has an obligation for submitting Registration Statement and subsequent reports in connection with the fact PPOL is not the one who transferred shares or conducted secondary offering(s), which would occur under both Current FIEL and Previous FIEL.

     After receiving KFB advice, we sent a letter to KFB on February 9, 2009 in which we understand that it is KFB's position that PPOL is not required to submit a Registration Statement, Securities Report(s) and any other subsequent reports per KFB advice, and requested them to let us know if our understanding is not correct.

     In this connection, it has been more than two (2) months after the letter was sent to KFB, but we have not received any response from KFB by today, April
20. Under the current circumstances, we have been reported that PPOL reached a resolution not to submit a Registration Statement and Securities Report(s) at this point.

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     Please note, however, there is a possibility that the KFB or any other government would recognize a need of Registration Statement, Securities Report(s) and any other subsequent reports for PPOL and impose a criminal punishment in the future. If so, the criminal punishment would be, (i) up to three (3) years of imprisonment and/or penalty of equal to or less than three million (3,000,000) yen for individual(s) and penalty of three hundred million (300,000,000) yen for PPOL in connection with the failure for submitting a Registration Statement under the Previous FIEL, and/or (ii) up to five (5) years of imprisonment and/or penalty of equal to or less than five million (5,000,000) yen for individual(s) and penalty of five hundred million (500,000,000) yen for PPOL in connection with the failure for submitting a Registration Statement under the Current FIEL. In either case, the criminal punishment for the failure of submitting a Securities Report would be same as for a Registration Statement. Please note that whether the Previous or Current FIEL applies depends on the time at which the act was/should have conducted, and further the substance of such criminal punishment varies time to time, therefore the time needs to be specified for more precise information.

     Please let me know if you have any question.

Best regards,

/s/ Shimon Takagi
Shimon Takagi




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